Exhibit 10.3
AMENDED AND RESTATED
REINSURANCE AGREEMENT
Reinsurance Agreement (“Agreement”) by and between PEERLESS INSURANCE COMPANY, a New Hampshire stock insurance company (“PIC” or the “Accepting Company”) and LIBERTY MUTUAL INSURANCE COMPANY, a Massachusetts stock insurance company (“LMIC” or the “Ceding Company”).
WHEREAS, the parties originally entered into the Liberty Mutual Surety Reinsurance Agreement effective as of January 1, 2008 (“the 2008 Agreement”); and
WHEREAS, the parties desire to amend and restate the 2008 Agreement.
NOW, THEREFORE, IN CONSIDERATION OF the mutual promises and agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows:
1. EFFECTIVE DATE
This Agreement is effective as of [INSERT DATE] (the “Effective Date”), and shall remain in force unless modified by mutual agreement or terminated as provided herein.
2. CESSIONS AND ACCEPTANCES
     2.1. LMIC hereby cedes to PIC and PIC hereby assumes on a gross basis one hundred per cent (100%) of LMIC’s risks under Policies issued through or underwritten by or on behalf of the Liberty Mutual Surety business unit of Liberty Mutual Agency Corporation. For purposes of this Agreement, “Policy” or “Policies” means any bond, undertaking, recognizance, guarantee, indemnity, counter-indemnity, counter guarantee, binder, or other obligation, including riders and endorsements and letters and agreements in connection therewith, at any time issued, assumed or accepted by LMIC or an Affiliate of LMIC and ceded directly or indirectly to LMIC, and shall include co-suretyship and reinsurance agreements at any time issued, assumed or accepted by LMIC or an Affiliate of LMIC and ceded directly or indirectly to LMIC. For the purposes of this Agreement, “Affiliate” shall mean any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another entity.
     2.2. In addition to any amounts transferred by LMIC to PIC under Section 3.3 and Section 5 hereof, LMIC hereby cedes to PIC and PIC hereby assumes one hundred per cent (100%) of LMIC’s uncollected premiums and agents’ balances under Policies issued through or underwritten by or on behalf of the Liberty Mutual Surety business unit of Liberty Mutual Agency Corporation.
     2.3. It is understood and agreed that LMIC is a party to that certain Inter-Company Reinsurance Agreement by and among LMIC and certain Affiliates dated as of January 1, 1999, as amended, as well as other reinsurance agreements with Affiliates and that the reinsurance ceded under this Agreement is deemed to apply after its Affiliates have ceded to LMIC their risks under their Policies pursuant to such reinsurance agreements. Notwithstanding the foregoing, should any such Affiliate cease to participate in such Inter-Company Reinsurance Agreement at any time during the term of this Agreement or otherwise cease to cede to LMIC

Policies that otherwise would be covered by this Agreement, LMIC will require, at PIC’s request, that such Affiliate enter into a reinsurance agreement that is substantially similar to this Agreement with PIC or its designated Affiliate covering such Policies.
3. OBLIGATIONS OF ACCEPTING COMPANY
     3.1. The Accepting Company shall reimburse the Ceding Company for one hundred per cent (100%) of all losses, expenses (including but not limited to commissions), assessments, taxes and dividends attributable to the risks accepted and shall maintain reserves for 100% of the Ceding Company’s liabilities attributable to the risks accepted.
     3.2. The cessions and acceptances agreed to in this Agreement take effect with respect to the risk insured under in force Policies as well as all new or renewal Policies issued or bound on or after the Effective Date.
     3.3. As provided in the 2008 Agreement, the Accepting Company shall maintain reserves for its 100% quota share of the Ceding Company’s residual liabilities attributable to Policies issued through Liberty Mutual Surety in effect before the Effective Date As provided in the 2008 Agreement, the Accepting Company shall reimburse the Ceding Company for a 100% quota share of payments made in discharging such liabilities. As used in this Agreement and the 2008 Agreement, the residual liabilities include losses, loss adjustment expenses, unearned premiums and any other assets and liabilities attributable to the risks accepted under this Agreement or the 2008 Agreement. As soon as practicable following the Effective Date, to the extent not already paid in accordance with the 2008 Agreement, the Ceding Company shall pay the Accepting Company an amount equal to its statutory reserves relating to such residual liabilities determined as of the date immediately preceding the Effective Date.
4. TERM; TERMINATION
     4.1. The initial term of the Agreement shall be five (5) years from the Effective Date (“Initial Term”), and shall continue thereafter unless terminated as provided in Section 4.2 below.
     4.2. This Agreement may be terminated as follows:
4.2.1.	By either party providing the other with at least three hundred sixty-five (365) days written notice; provided, however, if the Ceding Company provides such notice more than three hundred sixty-five (365) days prior to the expiration of the Initial Term, the termination will not be effective until the expiration of the Initial Term.

4.2.2.	By the Ceding Company, with at least three hundred sixty-five (365) days written notice given on or after the first date on which the members of the Liberty Mutual Affiliated Group cease to Beneficially Own, in the aggregate, shares entitled to more than fifty percent (50%) of the votes entitled to be cast by the holders of the then outstanding Common Stock. For the purposes of this Agreement, the following terms shall have the following meanings:

“Liberty Mutual Affiliated Group” shall mean the Ceding Company and all of its affiliates now or hereafter existing, other than Liberty Mutual Agency Corporation and its Subsidiaries (now or hereafter existing).

“Beneficially Own” shall mean beneficial ownership within the meaning of Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934

“Common Stock” shall mean means, collectively, the Class A Common Stock and Class B Common Stock of Liberty Mutual Agency Corporation and any other class or series of common stock of Liberty Mutual Agency Corporation.

“Subsidiaries” shall mean all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Liberty Mutual Agency Corporation owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Liberty Mutual Agency Corporation otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of Liberty Mutual Agency Corporation within the meaning of Regulation S-K or Regulation S-X of the General Rules and Regulations under the Securities Act of 1933.

4.2.3.	At any time upon the mutual written agreement of the parties hereto.

4.2.4.	By the non-breaching party, where the other party is in material breach of its obligations under this Agreement, which breach is not cured within forty-five (45) days of receipt of a written notice from the non-breaching party providing a description of the material breach.
     In the event of termination of this Agreement under this Article, Accepting Company shall remain liable hereunder with respect to all cessions made prior to the effective date of termination.
5. REINSURANCE PREMIUMS
     LMIC shall pay PIC a reinsurance premium equal to one hundred per cent (100%) of the premiums attributable to the Policies and collected by LMIC, net of any such premiums actually paid by LMIC as reinsurance premiums for Other Reinsurance consented to by PIC pursuant to Section 7.1.
6. ACCOUNTS; DISBURSEMENTS; OFFSET
     The net amount owed by one party to another under this Agreement shall be determined no less frequently than on a quarterly basis; and such amount shall be paid on presentation of an invoice covering settlement within 45 days after the end of the calendar quarter to which the determination applies. Advances may be made as needed to comply with statutory requirements. Reports of premiums and losses, and payment of losses, shall be provided no less frequently than on a quarterly basis. Quarterly reports shall consist of premiums, losses, dividends, taxes and other expenses in such detail as to enable the party to comply with statutory accounting practices. The party shall have and may exercise at any time and from time to time, the right to offset any balance or balances whether on account of premiums, losses, expenses, assessments, taxes, dividends or otherwise, due from such party to the other party under this

Agreement. Failure by the Accepting Company or Ceding Company to comply with their respective payment obligations within the time periods as herein provided shall, as of that date, be subject to an interest payment computed by multiplying the amount due by a variable rate consisting of the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of the calendar month in which the amount became past due, plus two percent (2%). The variable rate shall be adjusted monthly thereafter to equal the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of each successive month during which the amount due remains unpaid, plus two percent (2%). The product shall then be multiplied by 1/365 for each day after the due date that the amount due and the interest amount remain unpaid. Any interest owing may be waived by the party to which it is owed.
7. OTHER REINSURANCE
     7.1. Each party to this Agreement may obtain additional reinsurance (“Other Reinsurance”), whether treaty or facultative, on the risks covered under this Agreement as provided in this Section 7.1; provided, however, Ceding Company may not obtain Other Reinsurance without Accepting Company’s prior written consent, which consent may not unreasonably be withheld. All Other Reinsurance obtained by the Ceding Company shall apply before this Agreement and any amounts collectible under such Other Reinsurance shall inure to the benefit of this Agreement. Accepting Company may obtain Other Reinsurance in its sole and absolute discretion. The obligations of the Accepting Company under this Agreement shall apply without regard to any amounts of Other Reinsurance obtained by Accepting Company which are determined to be uncollectible.
     7.2. Any party which is unable to obtain credit for Other Reinsurance on its statutory financial statements shall bear its own penalty for such Other Reinsurance.
8. ACCESS TO RECORDS
     Each party and its designated representatives shall have free and reasonable access at any reasonable time to all records of the other party to the extent that such records pertain to the reinsurance provided under this Agreement.
9. SUBROGATION
     9.1. The Ceding Company for itself and on behalf of its Affiliates hereby agrees to enforce such subrogation rights as may be obtained by virtue of payments made under the Policies, but in case it or its Affiliates shall refuse or neglect to do so, the Accepting Company is hereby authorized and empowered to bring any appropriate action to enforce such rights. and Ceding Company shall reasonably cooperate with and assist Accepting Company in bringing any such action. Accepting Company shall reimburse Ceding Company for any actual costs incurred by Ceding Company at the request of Accepting Company in connection with the enforcement of any subrogation rights pursuant to this Section 9.1.
     9.2. All subrogation recoveries, other recoveries, salvage or payments made subsequent to the settlement of losses hereunder shall be applied as if made before such settlement and all necessary adjustments to that end shall be made as soon as practicable.

     9.3. The Ceding Company shall have the right, before the happening of an occurrence, to waive its right of subrogation.
10. INSOLVENCY
     In the event of the insolvency of the Ceding Company, the reinsurance under this Agreement shall be payable by the Accepting Company on the basis of reported claims allowed in the liquidation proceedings, subject to court approval, without diminution because of the insolvency of the Ceding Company. As permitted by Mass. Gen. Laws Ch. 175 § 20A(4)(A), in the event of the insolvency of the Ceding Company, such payments by the Accepting Company shall be made directly to the policyholders, insureds or others to whom payments are owed by the Ceding Company under the Policies.
     The domiciliary liquidator, receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Accepting Company of the pendency of the claim against the insolvent Ceding Company on the Policy reinsured within a reasonable time after the claim is filed in the liquidation proceeding. During the pendency of the claim, the Accepting Company shall have the right to investigate the claim and interpose in the proceeding where the claim is to be adjudicated, at the Accepting Company’s expense, any defenses that the Accepting Company considers available to the Ceding Company, its liquidator, receiver or statutory successor. Subject to court approval, the expense thus incurred by the Accepting Company shall be chargeable against the insolvent Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely, as a result of the defense undertaken by the Accepting Company.
11. DISPUTE RESOLUTION
     11.1 Any controversy, claim or dispute arising out of or relating to this Agreement, or the breach, termination or validity hereof (each, a “Dispute”) shall be resolved as set forth in this Section 11.
     11.2 Accepting Company and Ceding Company shall attempt in good faith to resolve any dispute promptly by negotiation between each such party’s designated representatives. Within ten (10) days after any party’s receipt of a notice of Dispute from the other party setting forth in detail and together with supporting documentation, if any, the nature and basis of the Dispute (the “Dispute Notice”), the general counsel and the chief financial officer of Accepting Company and the general counsel and the chief financial officer of Ceding Company shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
     11.3 If either the chief financial officer of Accepting Company or Ceding Company declares an impasse, then within thirty (30) days after receipt of the Dispute Notice or as soon thereafter as practicable, the respective chief executive officers of Accepting Company and Ceding Company shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
     11.4 If either the chief executive officer of Accepting Company or Ceding Company declares an impasse, then within sixty (60) days after receipt of the Dispute Notice (or such longer period, if the Parties so agree in writing), then, at the demand of either party, the Dispute shall be referred to, and finally settled by, confidential and binding arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures as modified as follows (the “Rules”):
     i. There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two (2) arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen (14) days of the designation of the second of the two (2) arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules.
     ii. Each arbitrator appointed by a party shall be either an attorney with substantial experience with the property and casualty reinsurance and insurance industry and at least ten (10) years admission to the bar, or a property and casualty reinsurance and insurance industry professional of at least ten (10) years standing. The chair of the arbitral tribunal shall either be a practicing attorney with no less than ten (10) years of practice and experience as an arbitrator, with, if possible, experience relating to insurance or reinsurance disputes, or be a retired judge.
     iii. The place of arbitration shall be Boston, Massachusetts, unless some other place is mutually selected by the parties. The arbitral tribunal shall be required to follow the law of the Commonwealth of Massachusetts. The decision and award of the arbitral tribunal shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties regarding the matter presented to the arbitral tribunal, including any claims, counterclaims, issues or accounting presented to the tribunal. Judgment upon the decision and award may be entered in any court having jurisdiction. The arbitral tribunal is empowered to award any remedy provided for under applicable law and the terms of this Agreement, including injunction, specific performance or other forms of equitable relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages. Each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
     iv. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.
     11.5 Each party shall bear its own costs in any negotiations pursuant to Section 11.2 or Section 11.3 and any arbitration, provided that the parties shall share the fees and expenses of the arbitrators equally as well as any JAMS fees and expenses.
     11.6 All negotiations conducted pursuant to Section 11.2 or Section 11.3 shall be confidential and shall be treated as compromise and settlement negotiations and may not be introduced as evidence of an admission against interest of either party and shall not be admissible as evidence in any other proceeding.

     11.7 Notwithstanding the foregoing provisions, without first resorting to the negotiation procedures set forth in Sections 11.2 and 11.3 herein, either party may seek the provisional judicial remedy of a preliminary injunction or any other form of temporary injunctive relief (including specific performance), if in its reasonable judgment such action is necessary to avoid irreparable harm. Without prejudice to such provisional remedies as may be available under the jurisdiction of such court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
     11.8 The parties hereby submit to the jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts, for the purpose of seeking any provisional remedies as contemplated by Section 11.7 or for any action to compel arbitration or in aid of arbitration or for the enforcement of any arbitral award rendered thereunder. In any such action, suit or proceeding, each of the parties irrevocably and unconditionally waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that the party is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. To the fullest extent permitted by applicable law, each of the parties irrevocably waives all rights to trial by jury in any such action, suit or other proceeding.
12. SERVICE OF SUIT
     (This Article applies only in the event the Accepting Company becomes unauthorized in the Ceding Company’s domiciliary state)
     This Service of Suit Article will not be read to conflict with or override the obligations of the parties to resolve their disputes as provided for in the Dispute Resolution Article.
     In the event of the failure of the Accepting Company to pay any amount claimed to be due hereunder, the Accepting Company, at the request of the Ceding Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Accepting Company’s right to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any state in the United States. The Accepting Company, once the appropriate Court is selected, whether such court is the one originally chosen by the Ceding Company and agreed upon by the Accepting Company or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against it upon this Agreement, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.
     Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefore, the Accepting Company hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or their successor(s) in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceedings instituted by or on behalf of the Ceding

Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
13. ERRORS AND OMISSIONS
     Any inadvertent error or omission shall not relieve any party hereto from any liability which would attach to it hereunder if such error or omission had not been made. Any such error or omission shall he rectified as soon as may be reasonably practicable after discovery.
14. REINSURANCE FOLLOWS ORIGINAL POLICIES
     It is the intention of the parties that the Accepting Company shall follow the fortunes of the Ceding Company with respect to the Policies in every respect; and the Accepting Company’s reinsurance under this Agreement shall be subject to the same terms, rates, conditions, waivers, modifications, alterations and cancellations as Policies.
15. CURRENCY
     All transactions under this Agreement shall be made in United States dollars.
16. TERRITORY
     The reinsurance provided under this Agreement shall be coextensive with the territory of the Policies reinsured hereunder.
17. UNAUTHORIZED REINSURANCE
     17.1. Notwithstanding any other provision of this Agreement to the contrary, if PIC becomes unauthorized in any State of the United States of America or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for LMIC to obtain credit on its statutory annual statements for the reinsurance being provided hereunder, PIC will establish such escrow accounts, trust accounts for the benefit of LMIC, letters of credit, funds withheld by LMIC, or a combination thereof, as may be required by applicable law or regulation to permit LMIC to obtain full credit for such reinsurance upon the request of LMIC if a penalty would accrue to LMIC on its statutory annual statement without such funding. PIC shall have the option of determining the method of funding to be utilized.
     17.2. PIC shall promptly notify LMIC of any loss of license or authorization or other change or condition that may affect the ability of LMIC to obtain credit for such reinsurance.
18. GOVERNMENTAL APPROVAL
     This Agreement is conditional upon obtaining any required approval of applicable governmental insurance regulatory authorities. This Agreement shall not be effective until all required regulatory approvals for the transactions contemplated hereby have been received.
19. ENTIRE AGREEMENT

     This Agreement represents the entire agreement and understanding among the parties with respect to the subject matter hereof. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist or are contemplated to be legally binding among the parties. This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.
20. THIRD PARTIES; ASSIGNMENT
     This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted to such third party by the terms of this Agreement. Neither party may assign or transfer this Agreement without the other’s prior written consent, which consent may not be unreasonably withheld.
21. NOTICES
     All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by email or sent by registered or certified mail, return receipt requested, postage prepaid, (ii) on the next business day if sent by overnight courier or (iii) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address or email address as a party shall have furnished to the other party in accordance with this Article.
          If to Ceding Company:
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02117
Attention: Chief Financial Officer
          With a copy to:
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02117
Attention: General Counsel
          If to the Accepting Company:
Peerless Insurance Company
62 Maple Avenue
Keene, NH 03431
Attention: Reinsurance Department

          With copies to:
Liberty Mutual Agency Corporation
10 St. James Avenue
Boston, MA 02117
Attention: Chief Financial Officer
          and
Liberty Mutual Agency Corporation
10 St. James Avenue
Boston, MA 02117
Attention: General Counsel
(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, as of the Effective Date.

LIBERTY MUTUAL INSURANCE COMPANY

Name:
Title:

PEERLESS INSURANCE COMPANY

Name:
Title: